Filed Pursuant to Rule 424(b)(3)

Registration No. 333-233433

PROSPECTUS

$50,000,000

Summit Wireless Technologies, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

Summit Wireless Technologies, Inc. (the “Company”, “we”, “us” or “our”) may offer and sell, from time to time in one or more offerings in traditional certificated form or in uncertificated form, any combination of common stock, preferred stock, debt securities, warrants, rights, or units having an aggregate offering price not exceeding $50,000,000. The preferred stock, debt securities, warrants, right, and units may be exercisable or exchangeable for common stock or preferred stock or other securities of ours.

This prospectus provides a general description of the securities that we may offer. We will provide specific terms of the offerings of our securities in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest in any of our securities.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters, dealers or through a combination of these methods on a continuous or delayed basis. For additional information on the methods of sale, see the section entitled “Plan of Distribution” in this prospectus. We will also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “WISA”. On September 5, 2019, the last reported sale price of our common stock on Nasdaq was $0.98.

The aggregate market value of our outstanding common stock held by non-affiliates is $11,624,000, based on 20,218,960 shares of outstanding common stock, of which 11,861,514 are held by non-affiliates, and a per share price of $0.98, based on the closing sale price of our common stock on September 5, 2019. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. During the previous 12 calendar months prior to and including the date of this prospectus, we have offered $0 of our securities pursuant to General Instruction I.B.6 of Form S-3.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 8  and in the documents which are incorporated by reference herein and contained in the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2019.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference in these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time having an aggregate offering price of up to $50,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time that we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities that we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus, including the section entitled “Risk Factors,” and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference”.

In addition, this prospectus does not contain all the information provided in the registration statement that we filed with the SEC. For further information, we refer you to the registration statement, including its exhibits. The registration statement can be read on the SEC’s website or at the SEC’s offices mentioned below under the heading “Where You Can Find More Information”. Statements contained in this prospectus and any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of such matters.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

In this prospectus, we refer to Summit Wireless Technologies, Inc. as “we,” “us,” “our” “Summit,” and the “Company”, unless we specifically state otherwise or the context indicates otherwise.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in documents incorporated herein by reference. This summary does not contain all the information that you should consider before investing in our securities. You should carefully read the entire prospectus, including “Risk Factors”, our consolidated financial statements and the information incorporated by reference herein, before making an investment decision

Overview

We believe that the future of audio technology is in wireless devices and that Summit is well positioned to deliver best-in-class immersive wireless sound technology for intelligent devices and next generation home entertainment systems. According to a report by Markets and MarketsTM research firm, the wireless audio market is projected to be $31.80 billion by 2023, making it one of the fastest growing consumer segments. We currently sell modules which wirelessly transmit and receive audio directly to speakers, and which are also fully certified and compatible with the Wireless Speaker and Audio (“WiSA”) Association’s current Compliance Test Specification, which tests the interoperability of products that offer wireless, interference free, uncompressed High-Definition audio. Additionally, we plan to license our proprietary software technology, currently embedded in our wireless modules, to other companies who can then embed our technology into other Wi-Fi enabled smart devices. The segment of the wireless audio market that Summit focuses on is comprised of scalable multichannel solutions with levels of latency that are low enough to synchronize with video. The term multichannel refers to the use of multiple audio tracks to reconstruct a sound field using multiple speakers.

As part of the effort to grow the wireless multichannel home audio segment, Summit was a founding member of the WiSA Association, an association dedicated to providing industry leadership and consumer choice through interoperability testing between brands. There are currently over 65 brands participating in the WiSA Association. Products certified and marked with a WiSA Association logo have been tested to interoperate. This preserves consumer choice by enabling consumers to choose different wireless transmitting products across different brands where audio is decoded with speakers that have the WiSA Association logo displayed. Our marketing strategy focuses on, what we believe, are two emerging wireless audio market needs: better audio quality and lower signal latency. Summit currently sells custom semiconductor chips and wireless modules to a growing list of consumer electronics customers, including major brands in the consumer electronic industry. We believe that a growing adoption of our technology by leaders in this industry will revolutionize the way people experience media content through their mobile devices, televisions (“TVs”), game consoles and personal computers (“PCs”).

Our Business Focus

Our primary business focus is to enable mainstream consumers and audio enthusiasts to experience high quality audio. We intend to continue selling our semiconductors and wireless modules to consumer electronics companies while also increasing our focus on implementing a software licensing business segment.

Industry Background

The wireless audio market is expected to grow from $16.13 billion in 2016 to $31.80 billion by 2023 according to a June 2017 report by Markets and MarketsTM research firm. The primary growth segments for in home entertainment have been “Bluetooth” stereo accessories which include single speakers, headsets, and more recently, “multi-room” stereo speakers that use your home’s Wi-Fi network to stream audio throughout the house. According to a September 2017 article available at www.dealerscope.com the recent emergence of the latter component audio system has presented issues in latency and quality among wireless devices, which Summit’s technology aims to fix. The information contained in or accessible through the foregoing website is not part of this prospectus, or the registration statement of which this prospectus forms a part, and is for informational purposes only.

Our Technology

Our technology addresses some of the main issues that we perceive are hindering the growth of the home theater: complexity and cost. We believe consumers want to experience theater quality surround sound from the comfort of their homes. However, wired home theater systems often require expensive audio-visual (“AV”) receivers to decode the audio stream, leaving the consumer with the burden of concealing the wires. Hiring a professional to hide the wires into the walls or floor is invasive, complicated, costly and time consuming. Further, people that rent as opposed to own may not be able to install these systems as the installation construction needed may not be permitted under a lease agreement. Our first-generation wireless technology addresses these problems by transmitting wireless audio to each speaker at Blu-ray quality (uncompressed 24-bit audio up to 96 kHz sample rates) and emphasizing ease of setup. To our knowledge, Summit’s custom chip and module technology is one of the only technologies available today that can stream up to eight (8) separate wireless audio channels with low latency, removing lip-sync issues between the audio and video sources. In addition, every speaker within a system that utilizes our technology can be synchronized to less than one microsecond, thus eliminating phase distortion between speakers. Summit’s first-generation technology shows that wireless home theater systems are viable home audio solutions for the average consumer and audio enthusiast alike.

Summit is currently developing certain proprietary software for which patent applications have been submitted that we believe will provide similar functionality and quality and allow us to enable smart devices that have Wi-Fi and video media to deliver surround sound audio. A prototype version of our software technology has been demonstrated to select customers (pursuant to confidentiality agreements) at the 2019 Consumer Electronics Show in Las Vegas, Nevada. We believe our software based-solution, which other brands can integrate into their devices, will (i) reduce integration costs for mass market use, (ii) utilize Wi-Fi for wireless connectivity, making the need for complex physical wire installations unnecessary, (iii) provide a low power consumption option to allow for use in battery powered devices, and (iv) provide compatibility with popular consumer electronic operating systems.

Additionally, we believe our software-based solution will have certain advantages compared to our custom chip and modules we currently have available since our current chips and modules require brands to integrate a separate dedicated Summit transmit module even if a Wi-Fi module is included in the design of the device. Our custom chip and module solution may not be appropriate for integrating into certain devices because it adds to system cost, power consumption, and occupies space. We intend to leverage what we have learned from our current products to help us develop a product that can be easily ported to run as software on most Wi-Fi modules and media systems on a chip (“SOC”) combination as opposed to a proprietary wireless audio module. This new approach eliminates the cost of a second radio so there is no additional material cost, assuming there is a Wi-Fi module already integrated into the device.

WiSA Association

Our wholly-owned subsidiary, WiSA, LLC, operates the WiSA Association, which is an association comprised of brands, manufacturers, and influencers within the consumer electronics industry, all of whom agree that a standardized method of interoperability between wireless audio components should exist, and most of whom believe that products should be brought to market with this goal in mind. The WiSA Association creates, maintains and manages specifications for wireless interoperability that are available to all association members. For products with a WiSA Association certification, the WiSA Association also creates, maintains and manages testing criteria and specifications for all products to be listed, marketed and sold. WiSA-certification is an industrywide “stamp of approval” certifying that a product is interoperable with other products in the WiSA ecosystem and has passed several high-performance tests ensuring interoperability and wireless performance standards are met. As the sole owner of WiSA, LLC, we certify all WiSA Association products. Although we previously did not sell any WiSA-certified products, we plan to sell such products in the near future and we also distribute the technology to enable such products to meet the WiSA Association’s certification test specifications.

In 2018, the Company introduced the WiSA ReadyTM certification. The WiSA Ready certification identifies entertainment sources – such as TVs, gaming systems or computers – that are equipped to deliver up to eight (8) channels of high-definition audio to WiSA-certified speakers when connected with a WiSA Universal Serial Bus (“USB”) transmitter. This program simplifies consumer set-up and reduces costs by replacing AV receivers or wireless hubs with a low-cost USB accessory. We believe that using WiSA Ready products allows consumers to more simply and conveniently enjoy wireless multi-channel sound, eliminating the clutter, wires and complicated installs generally required to create immersive audio experiences.

Currently, WiSA-certified products are required to use Summit modules in order to meet the standards set by the WiSA Association. As a result, WiSA Association members purchase modules from us in order to build their products to meet such standards.

Among WiSA-certified products, consumers will be able to outfit their home entertainment system with WiSA-certified speakers and components from any participating vendor with the assurance that the devices will interoperate and provide high quality wireless High-Definition surround sound.

The WiSA Association manages logo usage and trademark guidelines, investigates alternative markets, connects brands to manufacturing resources, and provides industry leadership in solving the challenges facing the home theater and commercial markets in the integration of wireless audio technology.

Modules

Summit has designed wireless modules that provide high performance wireless audio for our customers to build into their products, such as a speaker, TV, or Summit’s WiSA Ready USB transmitter dongle. These modules include our custom semiconductors with our intellectual property (“IP”) built in as well as a Wi-Fi radio for communications. By designing and selling these modules, we can reduce our customers’ design expense, accelerate their time-to-market cycle, and reduce the cost of each module. Summit offers both a “TX” module to transmit the audio from a host device like a media hub, TV or dongle to WiSA-enabled speakers and an “RX” model for speakers that receive the wireless audio signal and processes it for audio play out.

Modules for Consumer Products

Summit’s TX modules are targeted for integration into TVs, AV receivers, media hubs and small USB dongles. Summit’s transmitter, with its integrated antenna, is designed to support rooms as large as 10-meters by 10-meters with uncompressed, 24-bit audio up to 96 kHz sample rate. The module supports a simple interface, with Inter-IC Sound (“I2S”) or USB audio and control. In addition, Summit’s technology has been approved by Digital Content Protection, LLC, the licensing agency for High-bandwidth Digital Content Protection (“HDCP”), as an audio only output technology for retransmission of audio content.

Summit’s receiver interfaces to a digital amplifier and is designed to be integrated directly into a home theater speaker. Integrated antennas support 24-bit audio up to 96 kHz sample rates virtually anywhere within a 10-meter by 10-meter space. It supports one or two separate audio outputs via I2S. An optional interface on the receiver module can be enabled to configure the speaker type and provide volume/mute control at the speaker. Alternatively, the speaker type can be assigned at the factory for preconfigured Home Theater in a Box (“HTiB”) applications.

Summit Speaker Systems

There are speaker systems utilizing Summit’s technology currently in the market with a price range of $500 to over $80,000. We believe the technology allows brands and retailers to provide high quality systems to consumers at a multitude of price points. Further, multi-channel systems can be easily expanded, allowing a consumer to start with a basic 2.0 (stereo) or sound-bar system and expand over time.

The Summit Opportunity

We believe the following attributes: cost, mobility, video support, ease of installation and quality create a market opportunity for Summit’s technologies to be adopted by the consumer electronics industry as described further below.

Cost

We believe the simplicity and cost structure of our current WiSA USB transmitter and upcoming embedded software solution will make our prices competitive for a wider range of applications, allowing consumer electronics companies to integrate our technology, while also delivering high quality audio.

Mobility

Mobile devices are popular for streaming video, gaming and using virtual reality (“VR”) applications. We believe this is driving a need for an embedded high-fidelity wireless solution in the mobile device that can transmit audio to headsets or speakers within a room. Summit’s technology enables high quality wireless audio transmission from mobile devices.

Video Support

Wireless audio capable of supporting video has become a priority for consumers across a variety of high-volume multimedia platforms, including TV’s, smartphones, game consoles and set-top boxes. Video applications require audio and video to be perfectly synchronized in order to avoid lip-sync and audio phase distortion issues. Summit’s technology prioritizes low latency and synchronization to less than one microsecond, thus practically eliminating phase distortion between speakers.

Ease of Installation

We believe the home theater market has moved toward simplicity in recent years. The costly and inconvenient home theaters of the past have left consumers with a desire for audio systems that provide a simplified installation process. We believe that new audio systems, including the predominant sound bar system, are unable to provide high levels of performance especially in the surround-sound market. Summit’s technology greatly simplifies the installation process of true surround-sound systems. This allows consumers to install a home theater system with the same amount of effort as a sound bar but enjoy a far superior experience. An overwhelming majority of the content entering our homes through digital TV and streaming services is provided in a multi-channel format, which is why Summit’s goal is to facilitate enjoyment of true surround sound for both the everyday consumer and audio enthusiast.

In addition to easy installation, Summit modules provide consumers with a multitude of options, allowing customization of a home theater specific to each consumer, without being forced to stick with one brand of speaker. For example, our hope is that a consumer might start with a Summit enabled sound bar for their TV and then add a Summit enabled subwoofer. That same system can be easily upgraded to a variety of surround sound systems by simply adding more speakers. Our technology will allow consumers to upgrade an audio system or just one component of the system without the need to replace the entire system, consumers can keep the original transmitter, sound bar, and subwoofer and integrate them seamlessly into a new system. Being able to outfit a home entertainment system with Summit-enabled speakers and components gives consumers the ability to express their individual preference and needs and provides the assurance that the devices will interoperate, delivering the highest standard in high-definition (“HD”) wireless surround sound.

Dissatisfaction with Bluetooth Performance and Quality

We believe consumers want better performance and quality from their Bluetooth audio devices. For example, they may want headsets that stay connected over longer distances or products that offer better audio fidelity. By offering a solution that addresses these needs at a comparable price point to Bluetooth, we believe we can build consumer demand for our technology.

Profitability of Audio Component Accessories

HDTVs are getting thinner and it is becoming increasingly difficult to incorporate the latest electronic advances into such thin displays. We expect that eventually most of the electronics will be external to the display. We believe the first physical feature to go will be the audio component, since there is very little room for quality speakers in today’s thin displays. We believe HDTV manufacturers know they need to provide an audio alternative. Additionally, since cost is a significant consideration, we believe some manufacturers may offer external sound bars which will satisfy some consumers, but perhaps not the consumers who desire a high-quality audio alternative. We believe these developments are creating an inflection point in the market, and manufacturers are looking to Summit’s technology to create a standard for wireless audio interoperability that will support a long-term product strategy for the successful development of high quality, wireless audio products. By designing speaker systems that incorporate Summit’s technology, consumer electronics companies will be able to sell easy-to-install surround sound audio solutions alongside TVs.

Consumers want to enjoy improved audio on existing content

We believe that the growth in the number of video devices streaming multi-channel audio content, coupled with new 3D immersive sound experiences from Dolby’s ATMOS and DTS’ DTSx formats, will help propel the demand for wireless speakers well into the future.

Consumers want to be able to enjoy wireless audio without interference from other wireless signals

Having other devices nearby that also use the 5 GHz band should not affect the performance of a Summit enabled audio system, as Summit’s technology can seamlessly switch to another frequency within the 5 GHz band. The 5 GHz U-NII spectrum utilized by Summit technology has up to 24 channels available that are constantly monitored for interference using the Dynamic Frequency Selection (“DFS”) sub-band between 5.2 and 5.8 GHz. When interference is detected, the next channel, having been monitored for over one minute and confirmed for accessibility, is ready to go and Summit enabled devices switch seamlessly to that channel, without the user ever noticing or the audio experience being affected.

What Makes Summit Unique

Both the proprietary technology and the adoption of the technology by leaders in consumer electronics are differentiating factors for Summit. Management believes that Summit is the only company with the technical capabilities of transmitting high resolution, low latency, and speaker synchronization of wireless audio capable of supporting up to 8 channels. Premium consumer brands, like Bang & Olufsen, have begun to adopt our technology as a valued feature in performance products.

Category Defining Wireless Audio

Our wireless audio technology delivers 8 channels of uncompressed audio directly to the speakers in 24-bit and up to 96 kHz sample rates. This means that a consumer can experience audio exactly as it was mastered in the studio. Summit’s technology supports surround sound systems up to 7.1 or 5.1.2 for Dolby ATMOS configurations. There are three wireless audio platforms: WiSA, standard Wi-Fi, and Bluetooth. Low latency is critical for home theater and gaming markets. WiSA’s latency is a fixed latency less than 10 milliseconds, while standard Wi-Fi and Bluetooth technologies have a variable latency greater than 50 milliseconds. In a multi-speaker environment, speaker synchronization is important for keeping each speaker on the same audio sound bit. WiSA keeps speakers synchronized within 5 microseconds. Wi-Fi and Bluetooth are greater than 50 microseconds. Finally, channel count is critical for multi-channel content. WiSA supports 8 channels, Bluetooth supports up to 2, and standard Wi-Fi supports up to 4 channels.

Summit’s technology roadmap includes proprietary software, currently in development, that will support 802.11 Wi-Fi protocol. This proprietary software has been designed to scale in audio channel count and sample rates even as Wi-Fi performance or network utilization changes.

Summit Customers

Summit currently sells custom semiconductor chips and wireless modules to a growing list of consumer electronics customers, including major brands such as Axiim, Bang & Olufsen, Enclave Audio, Klipsch, LG, Harman International, a division of Samsung, and System Audio. We believe that the use of our products by well-known consumer electronics brands will provide an opportunity to create wireless audio products that are simple to install and perform at high levels. Brands such as Bang & Olufsen and Klipsch have chosen Summit technology to drive their wireless home audio/theater product assortments. We believe that their leadership has brought credibility to the technology and paved the way at retail for other brands to follow.

Our Strategy

Our goal is to establish and maintain a leadership position as the ubiquitous standard for hi-fidelity wireless, multi-channel audio. To obtain and enhance our position as the leading standard in the audio space, we intend to:

●	improve recognition of our Summit brand and the WiSA Association standard brand;

●	provide excellent products and services to our customers and members;

●	make sure our technology is accessible to many consumers by having our technology in consumer electronics devices that sell at a variety of price points;

●	expand market awareness of wireless multi-channel hi-fidelity audio experience availability;

●	reduce hardware costs while moving towards a software licensing business model;

●	enhance and protect our IP portfolio;

●	invest in highly qualified personnel; and

●	build innovative products alongside the world’s leading consumer electronics companies.

We currently sell our modules to a customer base that is primarily comprised of companies that sell their electronics in relatively small quantities. As the larger consumer electronics companies whom we are working with begin to sell new Summit-enabled products, we expect that orders for our modules will increase proportionally. With larger orders, we believe that we can take advantage of economies of scale and improve our gross margins on our modules.

Interoperability

Interoperability is a key aspect of wireless technology. We believe this is especially true in audio, where unique designs, price points, audio quality and capabilities as well as consumer brand loyalties are significant factors for the end consumer. Creating home theater and audio components that all work with an interoperable standard creates a high level of confidence in retailers and consumers and helps drive the entire category. Interoperability also increases the opportunity for specialized brands to create new and innovative products knowing they can focus on their specific part of the market and rely on others to create the necessary cohort components.

Proprietary Software

A significant amount of our time and resources are being allocated towards launching a software licensing part of our business. Customers will receive a license for our TX software, so that any of their devices with a suitable Wi-Fi radio can transmit audio compliant with our standard without having to purchase and integrate our TX module. We believe that this software will be well positioned for use by major consumer electronics companies in many devices including TVs, handsets, gaming consoles, and computers. Patent applications have been submitted for key technology innovations in this software.

Speaker companies under this new model would purchase Wi-Fi modules with our RX software pre-installed from an original equipment manufacturer (“OEM”), rather than buying modules directly from us. The OEM would pay a royalty to us based on how many modules with our software that it sold.

Risks Affecting Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

●	Our success depends on maintaining and increasing our sales, which depends on factors we cannot control, including the viability and reputation of our customers and their products.

●	If we are unable to sell our modules into new markets or to new consumer electronics companies, our revenue may not grow.

●	If our business does not grow as we expect, or if we fail to manage our growth effectively, our operating results and business prospects would suffer.

●	Our business is dependent upon our ability to deploy and deliver our solutions, and the failure to meet our customers’ expectations could harm our reputation, which may have a material adverse effect on our business, operating results and financial condition.

●	We have not been profitable historically and may not achieve or maintain profitability in the future.

●	We may require additional capital to fund our business and support our growth, and our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

Securities That We May Offer

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

●	shares of our common stock;

●	shares of our preferred stock;

●	debt securities;

●	warrants to purchase shares of our common stock, preferred stock or debt securities;

●	rights to purchase shares of our common stock, preferred stock or other securities; and/or

●	units consisting of any of the securities listed above.

The aggregate offering price of the securities offered pursuant to this prospectus may not exceed $50,000,000. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Corporate Information

We were formed as Summit Semiconductor, LLC, a Delaware limited liability company, on July 23, 2010. We converted to a Delaware corporation, effective December 31, 2017, at which time we changed our name to Summit Semiconductor, Inc. Effective as of September 11, 2018, we changed our name to Summit Wireless Technologies, Inc. We run our operations through Summit Wireless Technologies, Inc., as well as through our wholly-owned subsidiaries, Summit Wireless Japan K.K., a Japanese corporation, and WiSA, LLC, a Delaware limited liability company.

Where You Can Find Us

Our principal executive offices are located at 6840 Via Del Oro, Ste. 280, San Jose, CA 95119 and our telephone number is (408) 627-4716. Our website address is www.summitwireless.com. The website for the WiSA Association is http://www.wisaassociation.org. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this prospectus and is intended for informational purposes only.

Summit Wireless Technologies, Summit Semiconductor, Summit WirelessTM, the Summit Wireless Technologies, Inc. logo, the WiSA logo and other trade names, trademarks or service marks of Summit Wireless Technologies, Inc. appearing in this prospectus are the property of Summit Wireless Technologies, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, unlike public companies that are not emerging growth companies under the JOBS Act, we will not be required to:

●	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”);
●	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;
●	comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;
●	provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or
●	obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of the:

●	last day of the fiscal year in which we have $1.07 billion or more in annual revenues;
●	date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);
●	date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or
●	last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and we have elected to take advantage of such extended transition period for complying with new or revised accounting standards.

We have elected to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

RISK FACTORS

Investing in our securities involves significant risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in the Company. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K that we have filed with the SEC, as set forth under “Incorporation of Documents by Reference”, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things, working capital, capital expenditures, product development, marketing activities, acquisitions of new technologies and investments, repayment of debt and repurchases and redemptions of securities.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds. Accordingly, we will retain broad discretion over the use of such proceeds. Pending use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

THE SECURITIES THAT WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all of the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of such securities may differ from the terms that we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which such securities will be listed.

We may sell from time to time, in one or more offerings:

●	shares of our common stock;
●	shares of our preferred stock;
●	debt securities;
●	warrants to purchase shares of our common stock, preferred stock or debt securities;
●	rights to purchase shares of our common stock, preferred stock or other securities; and/or
●	units consisting of any of the securities listed above.

The terms of any securities that we offer will be determined at the time of sale. We may issue securities that are exchangeable or exercisable for common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of such securities.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the capital stock that we may offer under this prospectus, but is not complete. For the complete terms of our capital stock, please refer to our certificate of incorporation, as amended from time to time, any certificate of designation for our preferred stock, and our bylaws, as amended from time to time. The General Corporation Law of the State of Delaware (the “DGCL”) may also affect the terms of our capital stock.

Authorized Capital Stock

The Company is authorized to issue 220,000,000 shares of its capital stock consisting of (a) 200,000,000 shares of common stock, par value $0.0001 per share, and (b) 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which 1,250,000 shares of such preferred stock have been designated as Series A 8% Senior Convertible Preferred Stock (“Series A Preferred Stock”). As of September 5, 2019, 20,218,960 shares of our common stock were issued and outstanding and 250,000 shares of our Series A Preferred Stock were issued and outstanding.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the common stock entitled to vote in any election of directors will be able elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock will be entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. The right of holders of our common stock to receive dividends is subject to the rights of holders of Series A Preferred Stock to receive dividends pursuant to the Certificate of Designations of the Preferences, Rights and Limitations of the Series A Preferred Stock (the “Certificate of Designations”). Pursuant to the Certificate of Designations, so long as any Series A Preferred Stock is outstanding, we are not permitted to directly or indirectly declare or pay any dividend on our common stock as long as any dividends due on the Series A Preferred Stock remain unpaid. Additionally, so long as holders hold shares of Series A Preferred Stock with a Stated Value equal to or exceeding $62,500, unless holders of at least 67% in Stated Value (as defined below) of the then outstanding shares of Series A Preferred Stock shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, pay cash dividends on shares of our common stock.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding preferred stock, including, without limitation, the liquidation preference granted to holders of our Series A Preferred Stock pursuant to the Certificate of Designations.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate in the future, including, without limitation, the rights granted to holders of our Series A Preferred Stock pursuant to the Certificate of Designations.

Preferred Stock

General

We are authorized to issue up to 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, 1,250,000 shares of which have been designated as Series A Preferred Stock, of which 250,000 shares are presently issued and outstanding. Our board of directors has the authority, without further action by our stockholders, to issue shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of shares of preferred stock with dividend, liquidation, voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that class of preferred stock.

Series A Preferred Stock

The following is a summary of the material terms of the Series A Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series A Preferred Stock is qualified in its entirety by reference to the Certificate of Designations setting forth the terms of the Series A Preferred Stock and our certificate of incorporation, as amended.

On April 18, 2019, we entered into a Securities Purchase Agreement, dated as of April 18, 2019, with a significant stockholder (the “Preferred SPA”), pursuant to which we issued 250,000 shares of our Series A Preferred Stock in consideration for $1 million, which shares have a stated value of $4.00 (the “Stated Value”), grant holders the same voting rights as holders of our shares of common stock, and are convertible into shares of our common stock at a price of $4.00 per share (the “Fixed Conversion Price”), subject to a floor price of $1.50 and to adjustment under our Certificate of Designations. Pursuant to the Preferred SPA, the Series A Preferred Stock may be issued in tranches of at least $500,000 and in an aggregate of up to $5 million.

Other than the issuance of our Series A Preferred Stock pursuant to the Preferred SPA, we have no present plans to issue any additional shares of preferred stock. However, in the event that we issue additional shares of preferred stock, holders of our shares of common stock and preferred stock may be diluted. Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. We will also file with the SEC a certificate of designation designating the rights and preferences of the preferred stock prior to any issuance of preferred stock, and you should read such certificate of designation for provisions that may be important to you.

Ranking

The Series A Preferred Stock ranks senior to our common stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Dividends on Series A Preferred Stock

Holders of Series A Preferred Stock shall be entitled to receive from and after the first date of issuance of the Series A Preferred Stock cumulative dividends at a rate per share (as a percentage of the Stated Value per share) of 8% per annum, in cash, or at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of common stock, or a combination thereof, which shall be payable upon conversion of the Series A Preferred Stock. The form of the dividend payment on the Series A Preferred Stock will be determined based on the legal availability of funds for the payment and the satisfaction of the Equity Conditions (as defined in the Certificate of Designations) for the five consecutive trading days immediately prior to the payment date. Any dividends that are not paid within five trading days when due shall continue to accrue at a dividend rate of 18% per annum, which must be paid in cash. In the event that a Triggering Event (as defined in the Certificate of Designations) occurs, the dividend rate on all of the outstanding Series A Preferred Stock shall be increased to eighteen percent (18%) per annum thereafter.

Conversion of Series A Preferred Stock

Pursuant to the Certificate of Designations, in the event that the closing price of our common stock on a Trading Day (as defined in the Certificate of Designations) as quoted on the Trading Market (as defined in the Certificate of Designations) is less than the Fixed Conversion Price, the Fixed Conversion Price shall be reduced, at the option of any holder of shares of Series A Preferred Stock, to equal 95% of the average of the lowest VWAP (as defined in the Certificate of Designations) out of the prior 10 consecutive Trading Days prior to the date on which such holder delivers a notice of conversion to the Company to convert such holder’s shares into shares of our common stock, which price shall not be less than $1.50. Pursuant to the Certificate of Designations, the Fixed Conversion Price shall also be adjusted in the event of a Subsequent Financing (as defined below), subject to certain exceptions.

Redemption of Series A Preferred Stock

Upon a Triggering Event, which includes any default by the Company in the payment of amounts owed to holders of the Series A Preferred Stock and other customary events of default under the Certificate of Designations, such holders have the right to require us to redeem each share of Series A Preferred Stock at a redemption price equal to 120% of the Stated Value and all accrued but unpaid dividends on such shares, in addition to the payment of all liquidated damages and other costs, expenses or amounts due in respect of such shares.

Rights Upon a Subsequent Financing

So long as holders of shares of Series A Preferred Stock hold such shares with an aggregate Stated Value equal to or exceeding $62,500, upon any issuance of shares of our common stock, Common Stock Equivalents (as defined in the Preferred SPA), conventional debt or a combination of such securities and/or debt (a “Subsequent Financing”), unless the proposed terms of a Subsequent Financing shall have first been delivered to such holders in reasonable detail and such holders have first been granted the option to purchase such securities pursuant to such terms, such holders have the right to purchase all, and no less than all, of the securities offered to investors in a Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

In addition, so long as holders of shares of Series A Preferred Stock hold such shares with an aggregate Stated Value equal to or exceeding $125,000, if we effect a Subsequent Financing, such holders have a right to tender shares of Series A Preferred Stock for the securities offered pursuant to a Subsequent Financing.

Subsequent Equity Sales

In the event that we or any of our subsidiaries issue additional shares of common stock and/or Common Stock Equivalents in connection with a financing pursuant to which the effective price per share for such securities is less than the then conversion price of the Series A Preferred Stock, then subject to certain exceptions set forth in the Certificate of Designations, such conversion price will be reduced to such the effective price of such issued securities.

Fundamental Transaction; Liquidation Rights

If a Fundamental Transaction (as defined in the Certificate of Designations) occurs at any time while the Series A Preferred Stock is outstanding, the holders of shares of Series A Preferred Stock then outstanding shall have the right to receive, upon any subsequent conversion of the Series A Preferred Stock, for each share of our common stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of common stock of the successor or acquiring corporation and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which such shares of Series A Preferred Stock is convertible immediately prior to such Fundamental Transaction. A Fundamental Transaction includes, but is not limited to, an event whereby any change in the ownership of at least 50% of our voting stock occurs or the merger or consolidation of the Company into another entity.

In the event of any liquidation, dissolution, or winding-up of the Company, each holder of Series A Preferred Stock is entitled to receive an amount equal to the Stated Value, plus accrued and unpaid dividends and any other fees or liquidated damages before any distribution will be made to holders of junior securities. If assets are insufficient for such payment, then the entire assets will be distributed only to the holders of the Series A Preferred Stock. A Fundamental Transaction or Change of Control Transaction (as defined in the Certificate of Designations) shall not be deemed a liquidation event.

Stockholder Approval

Pursuant to the Certificate of Designations and the Preferred SPA, unless we obtain stockholder approval pursuant to the rules and regulations of Nasdaq, we cannot issue shares of common stock upon conversion of the Series A Preferred Stock in the event that such issuance exceeds 19.99% of the issued and outstanding shares of common stock as of April 18, 2019 or if such conversion is considered a “change of control” under the rules and regulations of Nasdaq.

Voting Rights

The holders of the Series A Preferred Stock shall be entitled to vote on any matter submitted to our stockholders for a vote. One (1) share of Series A Preferred Stock shall carry the same voting rights as one (1) share of our common stock. So long as any shares of Series A Preferred Stock are outstanding, we shall not, without first obtaining the approval of more than 67% of the holders of Series A Preferred Stock then outstanding, voting together as a separate class (a) alter or amend the Certificate of Designations or alter or change adversely the powers, rights or preferences of the Series A Preferred Stock, including amending our certificate of incorporation or other charter documents in any manner adversely affecting the holders of the Series A Preferred Stock; (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series A Preferred Stock; (c) increase the total number of authorized shares of Series A Preferred Stock; or (d) enter into any agreement with respect to any of the foregoing.

Dividends

Since inception we have not paid any dividends on our common stock or our preferred stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Pursuant to the Certificate of Designations, holders of Series A Preferred Stock are entitled to receive cumulative dividends at a rate per share (as a percentage of the Stated Value per share) of 8% per annum, in cash or in shares of our common stock at our option, or a combination thereof, which shall be payable upon conversion of the Series A Preferred Stock. As of July 31, 2019, we accrued dividends in the amount of $23,000. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends on our common stock in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant. Payment of dividends on our preferred stock shall be subject to the terms of the Certificate of Designations.

Warrants

As of September 5, 2019, we had warrants to purchase 9,150,003 shares of our common stock outstanding, with a weighted average exercise price and remaining life in years of $3.74 and 3.23, respectively. As of September 5, 2019, the warrants had no aggregate intrinsic value. The exercise price of such warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances.

Options and Other Stock Awards

On January 31, 2018, the Company’s stockholders approved the Company’s 2018 Long-Term Stock Incentive Plan (the “LTIP”). The aggregate maximum number of shares of our common stock (including shares underlying options) that may be issued under the LTIP pursuant to awards of restricted shares or stock options will be limited to 15% of the outstanding shares of our common stock, which calculation shall be made on the first business day of each new fiscal year of the Company; provided that, in any year no more than 8% of our shares of common stock, or derivative securitization with common stock underlying 8% of such shares may be issued in any fiscal year. For fiscal year 2019, up to 2,304,909 shares of our common stock are available for participants under the LTIP. As of September 5, 2019, we have issued under the LTIP 15,000 shares of fully vested common stock, 70,000 shares of restricted common stock, of which no shares have yet vested, and 400,000 unvested deferred shares.

On January 30, 2018, the Company terminated the Company’s Carve-Out Plan (the “Carve-Out Plan”). Prior to its cancellation, our employees and directors were entitled to participate in the Carve-Out Plan at the discretion of the Company’s board of directors. Each Carve-Out Plan participant was awarded points which entitled that participant to a portion of the proceeds payable to the Company and/or its members upon a sale of the Company. The proceeds payable to a Carve-Out Plan participant were equal to an amount determined in accordance with the following formula: number of points held by participant divided by total points outstanding, multiplied by 18% of Net Sale Price. For this purpose, “Net Sale Price” equaled the aggregate amount payable to the Company and/or its members in connection with a sale of the Company less all amounts payable to creditors of the Company.

In connection with the termination of the Carve-Out Plan and the approval of the LTIP on January 31, 2018, the Company issued 1,284,470 and 153,126 shares of restricted common stock to its employees and directors, respectively, whose proceeds under the Carve-Out Plan were vested as of that date (the “January 2018 Restricted Stock Grant”). Such shares were issued to such persons on January 31, 2018, and were to be released in three equal tranches on September 1, 2018, March 1, 2019 and September 1, 2019. As of June 30, 2019, there were 492,808 shares of restricted stock remaining under the January 2018 Restricted Stock Grant, 464,632 of such shares were to be released on September 1, 2019, with an additional 28,176 shares to be released to a terminated employee in four equal tranches over the next 20 months pursuant to the terms of such employee’s restricted stock agreement.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from such director or executive officer once such director or executive officer’s plan is in place. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

Registration Rights

Certain investors in the Company (“Initiating Holders”) have registration rights which, upon notice from an Initiating Holder, will require the Company to file a registration statement to register the shares owned by said Initiating Holder. The Company must also provide notice to all other Initiating Holders and register the shares of any other Initiating Holder that joins such request. However, an Initiating Holder cannot submit a notice prior to the earlier of five (5) years from the date such holder executed a registration rights agreement or one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of its securities.

Pursuant to the Preferred SPA, the Company issued a warrant to purchase 255,102 shares of its common stock (the “Warrant”), which is immediately exercisable, has a five-year life and has an exercise price of $1.98. The Warrant is subject to 4.99/9.99% blockers and subject to adjustment for stock dividends and splits. Pursuant to the Preferred SPA, holders of shares of the Series A Preferred Stock (i) have the right to require the Company to register the shares of Series A Preferred Stock as well as the shares of our common stock underlying such shares and the Warrant within 180 days of the Closing Date (as defined in the Preferred SPA) on which purchasers have committed to purchase an aggregate of amount of Series A Preferred Stock with an aggregate stated value equal to or exceeding $250,000.

Anti-Takeover Effects of Provisions of the DGCL and our Certificate of Incorporation and Bylaws

Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the holders of common stock then entitled to vote. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors or of the stockholders, and vacancies may only be filled by a majority vote of the directors, including those who may have resigned. Except as otherwise provided in the bylaws and the certificate of incorporation, as amended, any vacancies or newly created directorships on the board of directors resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Our bylaws also provide that only our chairman of the board, chief executive officer, president or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Limitation on Directors’ Liability; Indemnification

Our bylaws contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our bylaws also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by our board of directors. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Listing

Our common stock is traded on Nasdaq under the symbol “WISA”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598 and its telephone number is (212) 828-8436.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior, subordinated or junior subordinated and may be convertible. We may offer general debt obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities”. We may issue debt securities under a note purchase agreement or under an indenture to be entered between us and a trustee. We will file the form of debt security and form of note purchase agreement for debt securities or form of indenture for debt securities with the SEC. The indentures do not limit the amount of securities that may be issued under it and provides that debt securities may be issued in one or more series. The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be subordinated to our senior debt on terms set forth in the applicable prospectus supplement. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered. This prospectus contains only general terms and provisions of the debt securities. The applicable prospectus supplement will describe the particular terms of the debt securities offered thereby. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of debt securities being offered, as well as the complete note agreements and/or indentures that contain the terms of the debt securities.

If we decide to issue debt securities pursuant to an indenture to be entered into between us and a trustee, we will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939. If we offer debt securities under this prospectus, we will file the form of indenture with the SEC.

The following description briefly sets forth certain general terms and provisions of the debt securities that we may offer. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Debt Securities

The aggregate principal amount of debt securities that may be issued either pursuant to a note purchase agreement or under an indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time pursuant to a supplemental indenture entered into between us and the trustee or an order delivered by us to the trustee. For each series of debt securities we offer, a prospectus supplement accompanying this prospectus will describe the following terms and conditions of the series of debt securities that we are offering, to the extent applicable:

●	title and aggregate principal amount;
●	whether the debt securities will be senior, subordinated or junior subordinated;
●	applicable subordination provisions, if any;
●	provisions regarding whether the debt securities will be convertible or exchangeable into other securities or property of the Company or any other person;
●	percentage or percentages of principal amount at which the debt securities will be issued;
●	maturity date(s);
●	interest rate(s) or the method for determining the interest rate(s);
●	whether interest on the debt securities will be payable in cash or additional debt securities of the same series;
●	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;
●	whether the amount of payment of principal of, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method;
●	redemption, repurchase or early repayment provisions, including our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
●	if other than the debt securities’ principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;
●	authorized denominations;
●	form;

●	amount of discount or premium, if any, with which the debt securities will be issued, including whether the debt securities will be issued as “original issue discount” securities;
●	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;
●	where the debt securities may be presented for registration of transfer, exchange or conversion;
●	the place or places where notices and demands to or upon the Company in respect of the debt securities may be made;
●	whether the debt securities will be issued in whole or in part in the form of one or more global securities;
●	if the debt securities will be issued in whole or in part in the form of a book-entry security, the depository or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee;
●	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;
●	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;
●	the guarantors, if any, of the debt securities, and the extent of the guarantees and any additions or changes to permit or facilitate guarantees of such debt securities;
●	any covenants applicable to the particular debt securities being issued;
●	any defaults and events of default applicable to the debt securities, including the remedies available in connection therewith;
●	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
●	time period within which, the manner in which and the terms and conditions upon which the Company or the purchaser of the debt securities can select the payment currency;
●	securities exchange(s) on which the debt securities will be listed, if any;
●	whether any underwriter(s) will act as market maker(s) for the debt securities;
●	extent to which a secondary market for the debt securities is expected to develop;
●	provisions relating to defeasance;
●	provisions relating to satisfaction and discharge of the indenture;
●	any restrictions or conditions on the transferability of the debt securities;
●	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;
●	any addition or change in the provisions related to compensation and reimbursement of the trustee;
●	provisions, if any, granting special rights to holders upon the occurrence of specified events;
●	whether the debt securities will be secured or unsecured, and, if secured, the terms upon which the debt securities will be secured and any other additions or changes relating to such security; and
●	any other terms of the debt securities that are not inconsistent with the provisions of the Trust Indenture Act of 1939 (but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

One or more series of debt securities may be sold as “original issue discount” securities. These debt securities would be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

Subject to the limitations provided in any indenture and in a prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Governing Law

All debt securities, including debt securities issued pursuant to an indenture, shall be construed in accordance with and governed by the laws of the state of New York. To the extent we issue securities pursuant to an indenture, such indenture will be governed by the laws of the state of New York.

 DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. If there are differences between that prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to a particular series of warrants. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock, and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock, and/or debt securities, and the warrants may be attached to or separate from these securities.

We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement. We will file the form of warrant agreement and form of warrant certificate with the SEC, and you should read the form of warrant agreement and form of warrant certificate for provisions that may be important to you.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

●	the offering price and aggregate number of warrants offered;
●	the currency for which the warrants may be purchased;
●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
●	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which such shares may be purchased upon such exercise;
●	the warrant agreement under which the warrants will be issued;
●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
●	anti-dilution provisions of the warrants, if any;
●	the terms of any rights to redeem or call the warrants;
●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
●	the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;
●	the manner in which the warrant agreement and warrants may be modified;
●	the identities of the warrant agent and any calculation or other agent for the warrants;
●	federal income tax consequences of holding or exercising the warrants;
●	the terms of the securities issuable upon exercise of the warrants;
●	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed; and
●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the securities purchasable upon exercise of the warrant.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

Modifications

We may amend the warrant agreements and the warrant certificates without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not adversely affect the interests of the holders of the warrants. We may also modify or amend certain other terms of the warrant agreements and the warrant certificates with the written consent of the holders of not less than a majority of the then outstanding warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

DESCRIPTION OF RIGHTS

We may issue rights to purchase shares of our common stock, preferred stock, debt securities or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the holder receiving the rights in such offering. The applicable prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

●	the price, if any, per right;
●	the exercise price payable for common stock, preferred stock or other securities upon the exercise of the rights;
●	the number of rights issued or to be issued to each holder;
●	the number and terms of common stock, preferred stock or other securities which may be purchased per right;
●	the extent to which the rights are transferable;
●	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights;
●	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;
●	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities; and
●	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the applicable securities purchased upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements with one or more underwriters or other purchasers, pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may evidence units by unit certificates that we issue under a separate unit agreement. We may issue the units under a unit agreement between us and one or more unit agents. If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units. We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
●	any unit agreement under which the units will be issued and any provisions of the unit agreement that differ from those described herein;
●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
●	whether the units will be issued in fully registered or global form.

The other provisions regarding our common stock, preferred stock, debt securities, warrants and rights as described in this prospectus will apply to each unit to the extent such unit consists of shares of our common stock, preferred stock, debt securities, warrants and/or rights.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus from time to time in one or more transactions, including, without limitation:

●	through underwriters or dealers;
●	through agents;
●	directly by us to purchasers;
●	in a rights offering;
●	in “at the market” offerings within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;
●	through a combination of any of these methods; or
●	through any other method permitted by applicable law and described in a prospectus supplement.

The applicable prospectus supplement will describe the terms of the offering of the securities, including:

●	the name or names of any underwriters, if any, and if required, any dealers or agents;
●	the purchase price of the securities and the proceeds that we will receive from the sale;
●	any underwriting discounts and other items constituting underwriters’ compensation;
●	any commissions paid to agents;
●	any discounts or concessions allowed or reallowed or paid to dealers;
●	any delayed delivery arrangements;
●	any additional risk factors applicable to the securities that we propose to sell; and
●	any securities exchange or market on which the securities may be listed.

We may sell the securities from time to time in one or more transactions at:

●	a fixed price or prices, which may be changed;
●	market prices prevailing at the time of sale;
●	prices related to such prevailing market prices; or
●	negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering, sales made directly on Nasdaq, or such other exchange or automated quotation system on which our securities trade, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock, which is currently traded on Nasdaq. We may elect to list any of the securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of or the trading market for any of the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum aggregate discounts, commissions, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the aggregate offering price of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we or our affiliates may engage in transactions with these underwriters, dealers and agents in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer, sale or resale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan &Worcester LLP of New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Summit Wireless Technologies, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.summitwireless.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below:

●	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 29, 2019;
●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 15, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed with the SEC on August 14, 2019;
●	Our Current Reports on Form 8-K, filed with the SEC on March 20, 2019, March 28, 2019, May 16, 2019, May 22, 2019, May 30, 2019, June 25, 2019, August 8, 2019, August 15, 2019 and August 19, 2019; and
●	Our Registration Statement on Form 8-A, filed with the SEC on July 25, 2018, including any amendments or reports filed for the purpose of updating the description of our common stock therein.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Summit Wireless Technologies, Inc.
6840 Via Del Oro Ste. 280

San Jose, CA 95119

(408) 627-4716
info@summitsemi.com

Copies of these filings are also available on our website at www.summitwireless.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

$50,000,000

Summit Wireless Technologies, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

PROSPECTUS

The date of this prospectus is September 6, 2019.